Exhibit (h)(4)(s)
PACIFIC LIFE FUNDS
AMENDMENT TO SUB-ADMINISTRATION AND ACCOUNTING
SERVICES AGREEMENT
        This Amendment (“Amendment”) is made as of the 1st day of April, 2013, by and among PACIFIC LIFE FUNDS (formerly, Pacific Funds) (the “Fund”), PACIFIC LIFE INSURANCE COMPANY (“Pacific Life”) and BNY MELLON INVESTMENT SERVICING (US) INC. (formerly, PNC GLOBAL INVESTMENT SERVICING (U.S.) INC. and prior, PFPC Inc.) (“BNY Mellon”). This Amendment is effective as of April 1, 2013 (the “Effective Date”).
BACKGROUND:
A.
BNY Mellon, Pacific Life and the Fund entered into a Sub-Administration and Accounting Services Agreement dated as of August 1, 2001, as amended to date, (the “Agreement”) relating to BNY Mellon’s provision of sub-administration and accounting services to the Fund and its portfolios (each a “Portfolio”).

B.	The parties desire to amend the Agreement as set forth herein.
TERMS:
The parties hereby agree that:
1.	All references to “PNC Global Investment Servicing (U.S.) Inc.” in the Agreement are hereby deleted and replaced with “BNY Mellon Investment Servicing (US) Inc.” and all references to “PNC” in the Agreement are hereby deleted and replaced with “BNY Mellon”. All references to “The PNC Financial Services Group, Inc.” in the Agreement are hereby deleted and replaced with “The Bank of New York Mellon Corporation”.

2.	Section 17 (a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(a)      This Agreement shall be effective on the date first written above and shall continue through December 31, 2015 (the “Initial Term”).”
3.	Section 25 of the Agreement is hereby amended by adding the new subsection “(g)” which will read in its entirety as follows:

“(g)	With respect to the Westborough, Massachusetts based BNY Mellon fund accounting and administration team servicing the Fund as of the date of this Amendment, the parties hereto agree as follows:
1.	The parties hereto acknowledge that the BNY Mellon fund accounting and administration team assigned to the performance of this Agreement is managed by key personnel (the “Key Personnel”). Before replacing or reassigning the Key Personnel, BNY Mellon will (1) notify Pacific Life of the proposed replacement or reassignment, (2) provide Pacific Life with the reasons of such proposed replacement or reassignment as may be reasonably requested by Pacific Life, to the extent BNY Mellon is not otherwise prohibited from doing so, and (3) consider in good faith the reasonable input or recommendations from Pacific Life regarding such proposed replacement or reassignment.

2.	As the fund accounting and administration team is primarily located at the BNY Mellon Westborough, Massachusetts service location as of the date of this Amendment, BNY Mellon shall use its best efforts to replace members of the Key Personnel with individuals similarly located.

3.	BNY Mellon will conduct replacement procedures for the Key Personnel in such a manner so as to provide an orderly succession for the Key Personnel who are replaced. Should BNY Mellon replace a member of the Key Personnel with an individual who does not have the relevant level of experience or appropriate skills as determined by Pacific Life in its sole discretion, Pacific Life will have the right to object within thirty (30) days of the date BNY Mellon appoints such individual as the replacement to the Key Personnel by providing BNY Mellon with written notice of its objection and the reasons for such objection. BNY Mellon shall then work with Pacific Life to address the reasons for the objection or appoint an alternate replacement for Pacific Life’s consideration. Should the parties hereto fail to reach a mutually agreed upon resolution to Pacific Life’s objection, Pacific Life and the Fund will have the right to terminate this Agreement with at least sixty (60) days prior written notice of such termination and any penalties or minimum fee payments associated with such termination will be waived by BNY Mellon.

5.	Miscellaneous.
(a)
Capitalized terms not defined in this Amendment shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, as to services described in this Amendment, this Amendment shall control.

(b)
As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, as to services described in this Amendment, this Amendment shall control.

(c)
The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(d)
This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)	This Amendment shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.
[Signature page follows.]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

PACIFIC LIFE FUNDS

By:	/s/ Howard T. Hirakawa
Name: Howard T. Hirakawa
Title: Vice President

By:	/s/ Laurene E. MacElwee
Name: Laurene E. MacElwee
Title: VP & Assistant Secretary

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Howard T. Hirakawa
Name: Howard T. Hirakawa
Title: Vice President

By:	/s/ Lori K. Lasinski
Name: Lori K. Lasinski
Title: Assistant Secretary

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Richard L. Marchione
Name: Richard L Marchione
Title: Vice President